Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Narragansett Insured Tax-Free Income Fund (the "Fund") was held on September 7, 2000. The holders of shares representing 73% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Number of  Votes:

		Trustee			      For		Withheld

		Lacy B. Herrmann			4,896,518	62,213
		Vernon R. Alden			4,908,117	50,614
		Paul Y. Clinton			4,905,947	52,784
		David A. Duffy			4,908,944	49,787
		Willliam J. Nightingale		4,908,944	49,787
		J. William Weeks			4,908,117	50,614

2. To ratify the selection of KPMG LLP as the Fund's independent auditors.

Number of  Votes:

		For				Against      		Abstain

		4,831,065			22,770			104,896

3. To act upon a proposal to change the fundamental policies of the Fund to allow the use of additional nationally recognized statistical rating organizations.


Number of Votes:

		For				Against		Abstain

		2,912,315			65,408			140,696